Exhibit 99.1

News

WJ Communications Announces Third Quarter 2007

Financial Results

SAN JOSE, Calif. — November 5, 2007 — WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of radio frequency (RF) solutions for the wireless infrastructure and radio frequency identification (RFID) reader markets, today announced results for the third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $9.8 million, which was within the Company’s updated guidance range, compared to revenues of $12.7 million in both the second quarter of 2007 and the third quarter of 2006.

Net loss for the third quarter of 2007 was $1.3 million, or ($0.02) per share.  This compared to a net loss of $416,000, or ($0.01) per share, in the second quarter of 2007 and a net loss of $1.2 million, or ($0.02) per share, in the third quarter of 2006. Stock compensation charges were $909,000 in the third quarter of 2007 compared to $1.3 million in the second quarter of 2007 and $759,000 in the year ago period.

EBITDA for the third quarter was $366,000.  This compares to EBITDA of $1.3 million in the second quarter of 2007 and a loss of $32,000 in the same period one year ago.

“During the third quarter, we were able to deliver positive EBITDA results for the second consecutive quarter despite lower than expected revenue,” commented Bruce Diamond, President and Chief Executive Officer of WJ Communications.  “We remain pleased with the positive impact of our cost savings initiatives during the last several quarters.  Following the closure of our wafer fab and the pending completion of the transition of our final test and support operations to the Philippines, we now operate under a business model that has a much lower cost structure.  Looking forward, we believe the cost savings associated with these initiatives will provide substantial leverage on future revenue improvements. Additionally, although the exact timing of the associated orders remains uncertain, we continue to expect that the TD-SCDMA build out in China will make a meaningful contribution to our business in 2008.  Finally, we remain on track to introduce at least fifteen new products in the second half of 2007, which we believe will add to our robust design win pipeline.”

Gross margin for the third quarter of 2007 was 49 percent, compared to 52 percent in the second quarter of 2007 and 56 percent in the same period a year ago.  The decline in gross margin, both sequentially and year-over year, was due to the decrease in revenue and higher than expected charges for inventory reserves of approximately $200,000, which were partially offset by our cost savings initiatives.

Operating expenses for the quarter totaled $6.3 million, which included a restructuring benefit of $139,000.  This compares to $7.3 million in the previous quarter, which included $425,000 of restructuring charges primarily associated with the closure of the Company’s wafer manufacturing facility and a $901,000 gain on the sale of equipment, and $8.7 million in the same period one year ago.

Cash, cash equivalents and short-term investments as of September 30, 2007 were $13.2 million, compared to $18.1 million as of July 1, 2007.  The decrease in cash and equivalents during the quarter was primarily a result of an increase of $1.3 million in accounts receivable and a $1.9 million decrease in accounts payable.

A reconciliation of non-GAAP to GAAP numbers is provided in the table below and on the Company’s website.

Business Outlook

WJ Communications’ Chief Executive Officer, Bruce Diamond, and Chief Financial Officer, Greg Miller, will provide a business update and guidance for the fourth quarter of 2007 and other periods during their financial results conference call today.  Projections and guidance are estimates only and actual performance could differ.

Third Quarter 2007 Financial Results Conference Call and Web Cast

WJ Communications will host a conference call and Web cast with investors today, Monday, November 5, 2007, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the third quarter 2007 financial results and the outlook for the fourth quarter of 2007. Investors and other interested parties may access the call by dialing 800-257-7063 (+1-303-262-2142 outside of the U.S.), with the Reservation ID 11101353, at least 10 minutes prior to the start of the call.  In addition, an audio Web cast will be available in the Investor Relations section of the Company’s Web site at www.wj.com.  Following the live Web cast, an archived version will be available on the Company’s Web site.

Forward-Looking Statements

This release and other statements by the Company in its announced conference call contain forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the actual results of performance by the Company in the fourth quarter of 2007, all of 2007 and the first half and all of 2008, the success of the Company’s new product introductions, the ability to meet its projected schedule for product introductions, the actual recognition of and amounts of expected cost savings and revenue improvements, the timing and success of the TD-SCDMA build-out and revenues in China, actual future Days Sales Outstanding, the actual amount of revenue necessary to achieve EBITDA breakeven, the future success of our current business model and the risk factors contained in the Company’s Form 10-K for year ended 2006, Form 10-Q, the risks to be set forth in the above described conference call and Web cast and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission, which are available on the SEC Web site at www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), and WiMax. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners

Company Contact:	Media Contact	Investor Contact:
R. Gregory Miller	Claudia Lin	Ryan Bright
Chief Financial Officer	Marketing and Public Relations	Shelton Group Investor Relations
WJ Communications	WJ Communications	For WJ Communications
408-577-6200	408-577-6341	972-239-5119 ext. 159
gregory.miller@wj.com	claudia.lin@wj.com	rbright@sheltongroup.com

~ Financial Tables to Follow ~

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	April 1, 2007	July 1, 2007	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006

Net sales	$10,757	$12,744	$9,844	$12,741	$33,345	$37,494

Cost of goods sold	5,988	6,060	$5,032	5,648	$17,080	17,501

Gross profit	4,769	6,684	4,812	7,093	16,265	19,993

Operating expenses:

Research & development	5,497	3,405	2,907	4,235	11,809	14,024

Selling & administrative	3,830	4,347	3,543	4,423	11,720	13,680

Restructuring charges	212	425	(139)	—	498	—

Gain on the sale of assets held for sale	—	(901)	—	—	(901)	—

Total operating expenses	9,539	7,276	6,311	8,658	23,126	27,704

Loss from operations	(4,770)	(592)	(1,499)	(1,565)	(6,861)	(7,711)

Interest income, net	249	175	164	313	587	854

Other income, net	120	1	3	2	124	6

Loss before income taxes	(4,401)	(416)	(1,332)	(1,250)	(6,150)	(6,851)

Income tax benefit	—	—	—	(77)	—	(1,366)

Net loss	$(4,401)	$(416)	$(1,332)	$(1,173)	$(6,150)	$(5,485)

Basic and diluted net loss per share	$(0.07)	$(0.01)	$(0.02)	$(0.02)	$(0.09)	$(0.08)

Basic and diluted weighted average shares	67,484	67,986	68,179	66,687	67,883	66,135

WJ Communications Inc. and Subsidiaries

Unaudited Reconcilation of Non-GAAP Financial Measures

(in thousands)

	Three Months Ended				Nine Months Ended
	April 1, 2007	July 1, 2007	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006 (1)

GAAP loss from operations	$(4,770)	$(592)	$(1,499)	$(1,565)	$(6,861)	$(7,711)

Depreciation and amortization expense	1,202	667	956	774	2,825	3,100

Stock-based compensation	875	1,273	909	759	3,058	1,293

EBITDA	$(2,693)	$1,348	$366	$(32)	$(978)	$(3,318)

(1)     Nine months ended October 1, 2006 depreciation and amortization expense includes $637 write-off of an intangible asset

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	September 30, 2007 (1)	December 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,204	$17,024
Short-term investments	3,992	8,399
Accounts receivable, net	9,071	5,759
Inventory	6,850	5,281
Other current assets	1,352	1,563
Total current assets	30,469	38,026

PROPERTY, PLANT AND EQUIPMENT, net	6,062	7,232

Goodwill	6,834	6,834
Intangible assets, net	760	960
Other assets	178	181
	$44,303	$53,233

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	11,648	15,057

Total long-term liabilities	9,642	12,586
Total liabilities	21,290	27,643

Total stockholders' equity	23,013	25,590
	$44,303	$53,233

(1)   Unaudited